Northwestern Mutual Series Fund, Inc.
N-SAR Filing
June 30, 2002


Sub Item 77G:  Defaults and arrears on senior securities


Defaulted                 Nature      Date of            Amount of
Issue          Par      of Default    Default   Series    Default

IT Group, Inc., 11.25%, 04/01/09
            2,500,000    Interest     01/17/02     6      $ 53,407

Global Crossing, 9.50%, 11/15/09
              700,000    Interest     01/29/02     6      $ 13,778
               50,000    Interest     01/29/02     13     $    984

Global Crossing, 9.625%, 05/15/08
              300,000    Interest     01/29/02     6      $  5,982

Mcleod USA, 9.50%, 11/01/08
              575,000    Interest     02/04/02     6      $ 14,486

Hyperion Telecommunications, 12.25%, 09/01/04
            1,550,000    Interest     02/04/02     6      $ 97,001